Exhibit 16.1

July 27, 2020

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 27, 2020, to be filed by our former client, Galaxy Gaming, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Piercy Bowler Taylor & Kern